As filed with the Securities and Exchange Commission on January 16, 2026

Registration No. 333-117902

Registration No. 333-239004

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-117902

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-239004

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DENNY’S CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3487402
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

203 East Main Street

Spartanburg, South Carolina 29319-9966

(Address of Principal Executive Offices, including Zip Code)

Gail Sharps Myers

Executive Vice President, Chief Legal & Administrative Officer

and Corporate Secretary

Denny’s Corporation

203 East Main Street

Spartanburg, South Carolina 29319-0001

(864) 597-8000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Michael Littenberg

Suni Sreepada

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

(212) 596-9000

(Name, address, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by Denny’s Corporation, a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-117902, relating to the offer and sale by the selling stockholders named therein of 48,429,997 shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”), which was filed with the SEC on August 3, 2004, as amended on August 27, 2004.

•

Registration Statement No. 333-239004, registering the offer, issuance and sale by the Registrant of the Registrant’s Common Stock, preferred stock, and warrants from time to time in one or more offerings with a total value of up to $200,000,000, which was filed with the SEC on June 8, 2020.

Pursuant to that certain Agreement and Plan of Merger, dated as of November 3, 2025, among the Registrant, Sparkle Topco Corp., a Delaware corporation (“Parent”), and Sparkle Acquisition Corp., a Delaware corporation and a wholly owned, indirect subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned, indirect subsidiary of Parent. The Merger became effective on January 16, 2026.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to the Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spartanburg, State of South Carolina, on January 16, 2026.

DENNY’S CORPORATION

By:	/s/ Kelli F. Valade
Name: Kelli F. Valade Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.